SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ____________________

                                 FORM S-8
                          REGISTRATION STATEMENT
                    Under The Securities Act of 1933
                           ___________________


                                INFE, INC.
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)
                   (formerly known as INFE.COM, INC.)

          FLORIDA                                  11-3144463
---------------------------------       ------------------------------------
(State or other jurisdiction       	(I.R.S. Employer Identification No.)
of incorporation or organization)

7787 Leesburg Pike, Suite 200 Falls Church, VA                     22043
----------------------------------------------                   ----------
   (Address of Principal Executive Office)                       (Zip Code)

                    COMPENSATION AND CONSULTING  PLANS
                    ----------------------------------
                          (Full title of the plan)

                            ___________________

                        Thomas Richfield, President
                                Infe, Inc.
                       7787 Leesburg Pike, Suite 200
                          Falls Church, VA  22043
                 ---------------------------------------
                 (Name and address of agent for service)

                               703-734-5650
      -------------------------------------------------------------
      (Telephone number, including area code, of agent for service)

                  Copies of all communications to:

             The Law Office of James G. Dodrill II, P.A.
                      Attention:  Jim Dodrill
                        3360 NW 53rd Circle
                       Boca Raton, FL  33496

Approximate Date of Commencement of Proposed Sales under the Plan:

          As soon as practicable after this Registration Statement becomes effective

                      Total Number of Pages: 10

         Exhibit Index begins on sequentially numbered page: 8


                      CALCULATION OF REGISTRATION FEE

                                Proposed        Proposed
				Maximum		Maximum
Title of        Amount          Offering        Aggregate       Amount of
Securities to   to be           Price per       Offering        Registration
Be Registered	Registered(2)	Share		Price		Fee(3)
----------------------------------------------------------------------------
Common Stock    1,000,000       $0.37           $370,000        $92.50

(1) The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends or similar transactions.

(2) Represents shares issued pursuant to consulting agreements for continued services by officers, attorneys, directors and consultants to the Registrant, including services related to sales and marketing of the Company's products and services seeking joint ventures and potential acquisitions, promotional services with respect to Registrant's business establishment of distributorship agreements, all of the foregoing in furtherance of the Registrant's business.

(3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h) the fee is calculated upon the basis of the average of the closing bid and ask prices quoted for shares of common stock of the registrant as reported on The Nasdaq OTC Bulletin Board quotation service on December 21, 2001.

                            PART I

         INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1.  Plan Information.

         INFe.com, Inc. has heretofore entered into agreements with third party consultants, attorneys, officers and directors with respect to the issuance of shares of the Registrant's common stock for services to the Registrant. In consideration for increasing the scope of the continuing services rendered and to be rendered to the Registrant until such time as the Registrant shall generate sufficient cash flow from operations in order to compensate its officers, directors and consultants, the Registrant has prepared this Form S-8 registration statement to provide for the issuance of shares, as described below.

         The Registrant has agreed to issue One Million (1,000,000) shares pursuant to an employee benefit plan and for continued representation by the Company's corporate attorneys and consultants.


Item 2.  Registrant Information and Employee Plan Annual Information.

         The Registrant shall provide each employee and attorney covered by this registration, without charge upon their written or oral request the documents incorporated by reference herein in
Item 3 of Part II of this Registration Statement. The Registrant shall also provide the employee and attorneys, without charge, upon their written or oral request, with all other documents required to be delivered to participants, pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at its place of business as reflected in this Registration Statement.

                           PART II

         INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents, which are on file with the Securities and Exchange Commission, are incorporated in this registration statement by reference:

         (a) The Registrant's latest annual report, for the year ended November 30, 2000 as filed on Form 10-KSB on March 15, 2001.

         (b) The Registrant's quarterly reports, for the quarters ended February 28, 2001, May 31, 2001 and August 31, 2001 as filed respectively on Form 10-QSB on April 19, 2001, July 19, 2001 and October 15, 2001 and the Registrant's amended quarterly reports, for the quarters ended February 28, 2001 and May 31, 2001 both of which were filed on Form 10-QSB/A on August 14, 2001.

         (c) The description of the Common Stock contained in the Registrant's Form 10-SB(12g) and 10-SB(12g)/A filed on December 30, 1999 and January 25, 2000, respectively

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

         Not applicable.


Item 5.  Interests of Named Experts and Counsel.

         None.


Item 6.  Indemnification of Officers and Directors.

         The Registrant's Articles of Incorporation provide for indemnification of officers or directors. The By-Laws of the Corporation gives the Corporation the option of providing for indemnification of officers and directors of the corporation.


Item 7.  Exemption from Registration Claimed.

         Not Applicable


Item 8.  Exhibits:

         Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

         Exhibit I.   See Exhibits in Exhibit Index following the
                      Signature Page hereof.

Item 9.  Undertakings:

(a)	The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)   To include any prospectus required by section
                    10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

              (iii) To include any material information with respect to
                    the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement. Provided, however, that paragraphs
                    (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
       Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                        SIGNATURE PAGE
                        --------------

       The Registrant, pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf the undersigned, thereunto duly authorized, in the City of Falls Church, Virgina on the 24th day of December 2001.


                           Infe, Inc.


                           _________/s/Tom Richfield_________
                           By:     Tom Richfield
                           Title:  President, Chief Executive
                                   Officer and Director



       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statements has been signed by the following persons in the capacities and on the date indicated.


Dated:	Falls Church, Virginia
        December 24, 2001




                           __________/s/Tom Richfield__________
                           By:     Tom Richfield
                           Title:  President, Chief Executive
                                   Officer and Director

                            EXHIBIT INDEX
                            -------------

EXHIBIT NUMBER          ITEM
---------------         ----

5.1                     Opinion regarding legality

23.1                    Letter on audited financial information
                        (consent of accountants)

EXHIBIT 5.1
-----------


                        The Law Office of
                     James G. Dodrill II, P.A.
                        3360 NW 53rd Circle
                     Boca Raton, Florida  33496
                        Tel. (561) 862-0529
                        Fax: (561) 862-0927
------------------------------------------------------------------------


                        December 20, 2001


Board of Directors
Infe.com, Inc.
8000 Towers Crescent Drive
Suite 640
Vienna, Va.  22182

RE:	Registration Statement on Form S-8

Gentlemen:

	You have requested my opinion as to whether or not the 1,000,000 shares of common stock ($0.0001 par value) to be issued to various individuals solely for services, when issued, will be legally issued and fully paid and non-assessable securities of the Company. In connection with these agreements, I have examined the Form of the Registration Statement to be filed by the Company in connection with such shares on Form S-8; the Articles of Incorporation of the Company, as amended; the By-Laws of the Company currently in effect; and the Minutes of the Company relating to the issuance of the shares. In addition, I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company and have made such other investigations as I deemed necessary or appropriate under the circumstances. In connection with rendering this opinion, I have reviewed such statutes and regulations as I have deemed relevant and necessary. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity of all documents submitted to me as certified or photostat copies, and the authenticity of the original of such copies. I have further assumed that the recipients of the shares of common stock under this agreement will have paid the consideration required under the terms of such agreement or agreements prior to the issuance of such shares.

	Based upon the foregoing, and in reliance thereon, it is my opinion that, subject to the limitations set forth herein, the agreements made with individuals for the issuance of 1,000,000 shares of common stock to be issued, will, upon receipt of full

BOARD OF DIRECTORS
Infe.com, Inc.
RE:  REGISTRATION STATEMENT ON FORM S-8
PAGE 2
----------------------------------------------------------------


payment, issuance and delivery in accordance with the terms of the agreements covered by such Registration Statement, be duly and validly authorized, legally issued, fully paid and non-assessable. This opinion is expressly limited in scope to the shares enumerated herein which are to be expressly covered by the Registration Statement and does not cover subsequent issuances of shares to be made in the future pursuant to such agreement, if any, pertaining to services to be performed in the future. Such transactions are required to be included in either a new registration statement or a post effective amendment to the Registration Statement including updated opinions concerning the validity of issuance of such shares.

	This opinion is limited to the laws of the State of Florida. I express no opinion with respect to the laws of any other jurisdiction. In addition, I hereby consent to you filing this opinion with the Securities and Exchange Commission as an exhibit to the above-referenced Registration Statement. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent. This opinion is based upon my knowledge of the law and facts as of the date hereof. I assume no duty to communicate with you with respect to any matter which comes to my attention hereafter.



                         Very truly yours,
                         THE LAW OFFICE OF JAMES G. DODRILL II, PA



                         /s/ Jim Dodrill
                         Jim Dodrill, President

EXHIBIT 23.1
------------

  CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
  ---------------------------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of INFE.com, Inc., of our report dated February 8,2001 (which report contains an explanatory paragraph relating to certain significant risks and uncertainties which conditions raise substantial doubt about the Company's ability to continue as a going concern) relating to the consolidated financial statements of INFE.com, Inc., as of November 30, 2000 and for the year then ended, and to all references to our firm in such Registration Statement.

             /s/Rachlin Cohen & Holtz, LLP
              RACHLIN COHEN & HOLTZ LLP


Fort Lauderdale, Florida
December 21, 2001